EXHIBIT 99.2





                             ADVANCED FINANCIAL INC.


Contact:   Brad Morris                              News Release
           (913) 441-2466                           BB:  AVFI

FOR IMMEDIATE RELEASE



                     ADVANCED FINANCIAL, INC. AND SUBSIDIARY
                              RECEIVE CONFIRMATION
                         OF JOINT PLAN OF REORGANIZATION


     SHAWNEE, KANSAS, October 5, 1998 --- Advanced Financial, Inc. ("Advanced" or the "Company") and its wholly owned subsidiary, AFI Mortgage, Corp. ("AFIM") announced today that the U.S. Bankruptcy Court for the District of Kansas confirmed their joint plan of reorganization on September 30, 1998.

Pursuant to the confirmed joint plan of reorganization, among other things:

      (a) First Mortgage Investment, Co. (FMIC), a creditor of the Company, will release its secured claims against, and acquire certain assets of, Advanced and AFIM in exchange for 1,800,000 shares of common stock of the Company, initially constituting 60% of the 3,000,000 new shares to be issued as part of the Company's recapitalization and reorganization. In addition FMIC has an option to acquire an additional 3,000,000 shares at $.50 per share or $1.5 million increasing its ownership to 80% of the outstanding shares of the Company.

      (b) The Company will issue shares of common stock, warrants and make partial payments, to certain other creditors of Advanced and AFIM in exchange for a release of their claims. The creditors will receive 900,000 shares of common stock of the Company, constituting 30% of the 3,000,000 new shares to be issued as a part of the Company's recapitalization and reorganization. The

                                 P.O. Box 3217
                             Shawnee, Kansas 66203
      creditors will also receive 900,000 warrants allowing the holder to purchase one share of common stock per warrant at a price of $1.25. The warrants are callable by the Company at 130% of the strike price paid and expire on March 31, 2002.

      (c) Shares currently held by preferred and common shareholders of Advanced will be canceled and they shall receive 300,000 shares of new common stock of the Company, constituting 10% of the 3,000,000 new shares to be issued as part of the Company's recapitalization and reorganization. Each preferred and common shareholder shall receive approximately .05269 new shares for each old share.

The completion of these transactions is subject to a number of conditions. The Company currently anticipates that the transactions will be effected in approximately 90 days, subject to satisfaction of all conditions precedent.

Upon implementation of the plan of reorganization, the Company intends to acquire an ongoing business and/or build its business operations internally. The Company believes that the reorganization and recapitalization will allow its creditors and shareholders to potentially receive more value through the appreciation of its shares than would have otherwise been realized had a plan of reorganization not been pursued.

Some of the matters discussed in this press release constitute forward-looking statements within the meaning of the securities laws. Actual results may differ materially from those projected in such forward-looking statements as a result of a variety of risks and uncertainties. Investors are cautioned that all forward-looking statements involve risk and uncertainty.






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